Exhibit 10.140

OMNIBUS AMENDMENT TO

PENNYMAC FINANCIAL SERVICES, INC.

2013 EQUITY INCENTIVE PLAN

STOCK OPTION AWARD AGREEMENTS

This Omnibus AMENDMENT (“Amendment”), dated as of February 11, 2019, amends the terms and conditions of those certain equity award agreements governing the terms of such equity awards granted under the PennyMac Financial Services, Inc. 2013 Equity Incentive Plan, as amended (the “Plan”), by and between PennyMac Financial Services, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and all individuals who are active participants in the Plan (each a “Recipient”) as of the date hereof. Terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Plan and in the specified award agreement.

RECITALS

WHEREAS, the Compensation Committee of the Company (the “Committee”) is empowered pursuant to Section 16.2 of the Plan to amend, without Recipient’s consent, the terms of any award previously granted under the Plan if such amendment does not impair the rights of the Recipient under the existing terms of the award and does not otherwise violate any provision of the Plan.

WHEREAS, the Committee has approved an amendment to each outstanding stock option award issued under the Plan to provide for continued or accelerated vesting upon retirement, death and disability.

AMENDMENT

A.        Agreements Amended.

1.         The following award agreements are hereby amended as set forth in Section B of this Amendment:

(a)        Stock Option Award Agreement, dated as of June 13, 2013, by and between the Company and Recipient;

(b)        Stock Option Award Agreement, dated as of February 26, 2014, by and between the Company and Recipient;

(c)        Stock Option Award Agreement, dated as of March 3, 2015, by and between the Company and Recipient;

(d)        Stock Option Award Agreement, dated as of March 7, 2016, by and between the Company and Recipient;

(e)        Stock Option Award Agreement, dated as of March 6, 2017, by and between the Company and Recipient; and

(f)        All other off-cycle Stock Option Award Agreements executed during the 2013 through 2017 fiscal years (collectively, “Award Agreements for Plan Years 2013 through 2017”).

B.         Amendment to Award Agreements for Plan Years 2013 through 2017.

1.         Each of the Award Agreements for Plan Years 2013 through 2017, respectively, is hereby amended by deleting Section 3 in its entirety and inserting in its place Section 3 as follows:

3.         Expiration of Option.  This Option shall expire at 5:00 p.m. PDT on the Expiration Date or, if earlier, the earliest of the dates specified in whichever of the following applies:

(a)       If the termination of your employment or other association is on account of your death or Disability (as defined below in Section 4), the first anniversary of the date your employment ends.

(b)       If the termination of your employment or other association is due to any reason other than death, Disability, Retirement (as defined below in Section 4) or termination for cause, three (3) months after your employment or other association ends.

(c)       If the Company terminates your employment or other association for cause, or at the termination of your employment or other association the Company had grounds to terminate your employment or other association for cause (whether then or thereafter determined), immediately upon the termination of your employment or other association.

2.         Each of the Award Agreements for Plan Years 2013 through 2017, respectively, is hereby amended by deleting Section 4 in its entirety and inserting in its place Section 4 as follows:

4.         Vesting of Option; Retirement, Death and Disability.

(a)        Until this Option expires, you may exercise it as to the number of Optioned Shares which have vested (“Vested Shares”), in full or in part, at any time on or after the applicable exercise date or dates identified in the remainder of this Section.  However, during any period that this Option remains outstanding after your employment or other association with the Company and its Affiliates ends other than by reason of Retirement, you may exercise it only as to Optioned Shares which are Vested Shares immediately prior to the end of your employment or other association.  The procedure for exercising this Option is described in

Section 7.1(e) of the Plan.

(b)        One-third (1/3) of the Optioned Shares shall become Vested Shares on each of the first, second, and third anniversaries of the Vesting Commencement Date specified above, with any fractions rounded down except on the final installment.

(c)        If your employment or other association with the Company is terminated due to Retirement (as defined below) and the Company does not have grounds to terminate your employment or other association for cause, and provided you have executed and continue to comply with the terms of an agreement not to provide services as an employee, director, consultant, agent, or otherwise, to any of the Company’s direct competitors for a period of two (2) years from the date of your Retirement Date (the “Retirement Date”), then the Optioned Shares shall continue to become Vested Shares after the Retirement Date in accordance with the original terms of this Option; provided, however, that (i) if the Retirement Date occurs during the nine-month period immediately following the Grant Date, then this Option shall be forfeited; and (ii) if the Retirement Date occurs during the three-month period prior to the first anniversary of the Grant Date, then one-third of the Optioned Shares shall vest on the first anniversary of the Grant Date (pro-rated based on (A) the number of full months of the Recipient’s employment from the Grant Date through the Retirement Date divided by (B) twelve (12)) and the remaining Optioned Shares shall be forfeited.  “Retirement” shall mean voluntary termination of employment after the age of sixty (60) with at least ten (10) years of combined service to the Company and/or any of its subsidiaries; provided, however, that if you elect to terminate your employment in connection with a Retirement, you must provide the Company with a minimum of (x) six (6) months prior written notice of such Retirement if your title is at the senior vice president level and above, or (y) three (3) months prior written notice of such Retirement if your title is at the first vice president level and below.

(d)        Notwithstanding anything to the contrary in Section 3 above, if your employment or other association with the Company is terminated due to any other reason, including death or Disability, then this Option shall be forfeited as to any unvested Optioned Shares as of the date of such termination. “Disability”  shall mean the inability to engage in any substantial gainful occupation to which the relevant individual is suited by education, training or experience, by reason of any medically determinable physical or mental impairment, which condition can be expected to result in death or otherwise continue for a period of not less than twelve (12) consecutive months.

C.        Miscellaneous.

1.         Continuing Effect. Except as specifically provided herein, the award agreements amended by this Amendment shall remain in full force and effect in accordance with their respective terms and are hereby ratified and confirmed in all respects.

2.         No Waiver. This Amendment is limited as specified and the execution, delivery and effectiveness of this Amendment shall not operate as a modification, acceptance or waiver of any provision of any of the award agreements except as specifically set forth herein.

3.         Binding Effect. This Amendment shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Recipient.

4.         Governing Law. This Amendment and the rights of the Recipient hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed by its officer thereunto duly authorized as of the date referred to above.

PennyMac Financial Services, Inc.

By:	/s/ Anne D. McCallion
Anne D. McCallion
Senior Managing Director and Chief Enterprise Operations Officer